Exhibit 8.1

FEDERAL TAX OPINION

May 31, 2014

Board of Directors

First Federal of Northern Michigan Bancorp, Inc.

100 South Second Avenue

Alpena, Michigan 49707

Board of Directors

Alpena Banking Corporation

468 North Ripley Boulevard

Alpena, Michigan 49707

Re:	Acquisition of Alpena Banking Corporation

Ladies and Gentlemen:

We have acted as special counsel to First Federal of Northern Michigan Bancorp, Inc., a Maryland corporation (“First Federal Bancorp”), in connection with the planned merger (the “Merger”) of Alpena Banking Corporation, a Michigan corporation, with and into First Federal Bancorp, with First Federal Bancorp as the surviving corporation pursuant to an Agreement and Plan of Merger (the “Agreement”) by and between First Federal Bancorp and Alpena Banking Corporation, dated as of January 23, 2014. You have asked for our opinion as to the U.S. federal income tax consequences of the Merger. All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.

For purposes of this opinion, we have reviewed the Registration Statement on Form S-4, the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)	The documents we have reviewed are legal, valid, and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law.
(ii)	The Merger will be completed in the manner set forth in Section 2.1 of the Agreement and in the Registration Statement, including the Proxy Statement/Prospectus of First Federal Bancorp and Alpena Banking Corporation contained therein.
(iii)	The representations as to fact contained in the letters of representation from First Federal Bancorp and Alpena Banking Corporation to us, dated as of this date, are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

LUSE GORMAN POMERENK & SCHICK A PROFESSIONAL CORPORATION First Federal of Northern Michigan Bancorp, Inc. Alpena Banking Corporation May 31, 2014 Page 2

Based upon and subject to the foregoing, we are of the opinion that under current federal income tax laws:

1.	The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and
2.	First Federal Bancorp and Alpena Banking Corporation will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm that, in our opinion, the discussion under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement is accurate in all material respects, subject to the limitations and qualifications stated therein.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced U.S. federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in U.S. federal income tax laws and the interpretation thereof can have retroactive effect.

Very truly yours,

/s/ LUSE GORMAN POMERENK & SCHICK
LUSE GORMAN POMERENK & SCHICK, A Professional Corporation